ANNEX A

Exhibit 16.1
14241 Dallas Parkway, Suite 1100 | Dallas, TX 75254-2961 972.702.8262 | Fax 972.702.0673 | bkd.com

April 1, 2021

To the Board of Directors

Merit Life Insurance Co.

2nd Corporate Drive, Suite #760

Shelton, CT 06484

We previously were auditors of Merit Life Insurance Co. and, under the date of June 2, 2020, we reported on the statutory financial statements of Merit Life Insurance Co. as of and for the years ended December 31, 2019 and 2018. Effective March 12, 2021, we are no longer auditors of Merit Life Insurance Co. We have read Merit Life Insurance Co’s statements in its letter dated March 16, 2021, which is attached thereto, and we agree with the statements therein.

/s/ BKD, LLP

BKD, LLP

March 16, 2021

Ms. Licette Espinosa

Financial Analyst

Financial Regulation Division – Financial Analysis Section

Texas Department of lnsurance

333 Guadalupe

Austin, Texas 78701

Dear Ms. Espinosa,

On March 12, 2021, the Company informed its prior auditors, BKD, that they would be replaced as auditors for the year ended December 31, 2020 by Grant Thornton LLP. There were no disagreements with BKD over accounting issues, and the reason for the replacement was to align all of the audits for the Company and its affiliated insurance entities under one firm, Grant Thornton LLP.

Sincerely,

/s/ Lori Pitta

Lori Pitta

Chief Financial Officer & Treasurer

2 Corporate Drive, Suite 760, Shelton, CT 06484

{833) 637-4854; www.meritlifegroup.com